AMENDMENT

TO

LICENSE AND SUPPLY AGREEMENTS

This AMENDMENT TO LICENSE AND SUPPLY AGREEMENTS (the "Amendment") is made and entered into by and among Electro-Chemical Technologies Ltd., a Nevada corporation ("Licensor"), Integrated Environmental Technologies Ltd. (formerly Naturol, Inc.), a Nevada corporation ("Licensee"), and Laboratory of Electrotechnology Ltd., a Russian Limited Liability Company ("Supplier"), hereinafter sometimes referred to collectively as the "parties".

RECITALS

WHEREAS, the parties, effective September 10, 2003, entered into a License Agreement and a Supply Agreement pursuant to which Licensor licensed to Licensee on an exclusive basis the rights to Licensor's proprietary Electro-Chemical Activation ("ECA") technology for use in certain water purification applications;

WHEREAS, Section 1.3 of the License and Supply Agreements provided "that other applications may, in Licensor's sole discretion, be considered on a case-by-case basis for inclusion in this Agreement on terms and conditions to be mutually agreed upon by Licensor and Licensee"; and

WHEREAS, the parties desire to amend the License and Supply Agreements by adding thereto certain additional ECA applications (the "additional ECA applications");

NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

1. The License and Supply Agreements shall be amended by deleting in its entirety from each such agreement the existing Section 1.3 and inserting in its place the following language:

"1.3 "Licensed Applications" shall mean Licensed Products utilizing the ECA technology in the following applications: (a) recreational water purification units producing small volumes per hour of potable water; (b) residential water purification units; (c) water purification units for use by small businesses such as offices, motels and restaurants, and state and local government facilities, not including municipal water systems; (d) the disinfection of storm water runoff; and (e) the decontamination of oil well water; provided, however, that other applications may, in Licensor's sole discretion, be considered on a case-by-case basis for inclusion in this Agreement."

2. Section 3 of the License Agreement shall be amended by adding the following Section:

"3.6 For each of the additional ECA applications set forth in Section 1.3 (d) and (e), within one year (365 days) after Licensor has made its first commercial sale or lease of an ECA device or system ("ECA equipment") for such additional application, Licensee shall at its own expense undertake to prepare a market study for the purpose of estimating the size of the potential market for ECA equipment in terms of estimated annual revenues during each of the following five years and, provided, further, that Licensee shall be required to complete each such market study within 90 days after the commencement of such study. Based upon the results of the market study, Licensor and Licensee shall have an additional 90 days (the "Negotiation Period") within which to reach agreement regarding the amount(s) of minimum annual royalties that Licensee shall be required to pay to Licensor for the remaining term of the license application. Should the parties fail to reach agreement during the Negotiation Period, they shall be required to appoint a mutually agreed upon Certified Public Accountant or qualified market analyst experienced in assessing potential market revenues to make an independent determination regarding the amounts of such minimum annual royalties, which independent determination shall be binding on the parties and the cost of which shall be shared equally by the parties."

3. With the exception of the changes to the License and Supply Agreements set forth in paragraphs 1 and 2 herein, the terms and conditions contained in the License and Supply Agreements shall remain in full force and effect.

4. As consideration for the grant of the additional ECA applications set forth in Section 1.3 (d) and (e) of the License and Supply Agreements, as amended, Licensee shall on the execution date of this Amendment pay to Licensor a total of $25,000 in license fees and advanced royalties for the following purposes:

  a license fee of $6,000 for each application (a total of $12,000); and

  non-refundable advanced royalties of $6,500 for each application (a total of $13,000), calculated in accordance with the royalty formula set forth in Section 3.2 of the License Agreement and to be deducted from any royalties due to Licensor under Section 3.2 before the payments to Licensor commence.

5. If any provision of this Amendment or portion thereof, or the application thereof to any person or circumstance, shall be held to any extent invalid or unenforceable by a court or other tribunal of competent jurisdiction, the remainder of this Amendment (or of such provision) and the application thereof in such circumstances shall remain in full force and effect.

6. Any dispute, controversy, claim or difference arising out of or in connection with or resulting from this Amendment which cannot be settled amicably by the parties shall be resolved definitively and exclusively by arbitration under the Rules of Procedure of the American Arbitration Association (the "Rules") then prevailing and in accordance with the laws of the State of Nevada, which arbitration shall be held in Las Vegas, Nevada. Arbitration shall be by a single arbitrator to be chosen jointly by the parties, provided that, should the parties be unable to agree upon their choice of arbitrator within thirty (30) days after the demand for arbitration, the arbitrator shall be chosen in accordance with the Rules. The decision of the arbitrator shall be final and binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's discretion and power shall include an appropriate award for costs, including an apportionment thereof, in the absence of which the costs of arbitration shall be borne equally by the parties.

Although the procedures specified in this paragraph 6 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Amendment, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Amendment.

7. No actual waiver of a breach by either party of any covenant or condition of this Amendment shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition.

8. The Recitals set forth herein are true and correct and are incorporated herein.

9. This Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

10. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as a sealed instrument by their duly authorized officers, all as of the latest date of execution by the parties (the "Execution Date").

ELECTRO-CHEMICAL TECHNOLOGIES LTD.

By:

John Henry Brebbia

President

Dated: October 27, 2004

INTEGRATED ENVIRONMENTAL TECHNOLOGIES LTD.

By:

William E. Prince

President

Dated: October 27, 2004

LABORATORY OF ELECTROTECHNOLOGY LTD.

By:

     Director

Dated: October ____, 2004